UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form R-W

Withdrawal of Form S-1

Registration Statement

Under the Securities Act of 1933

PINNACLE GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1311	30-0182582
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1 East Alger Street

Sheridan, Wyoming 82801

(Address of Principal Executive Offices) (Zip Code)

(307) 673-9710

(Registrant’s telephone number, including area code)

Peter G. Schoonmaker
President and Chief Executive Officer
Pinnacle Gas Resources, Inc.
1 E. Alger Street
Sheridan, Wyoming 82801
(307) 673-9710

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John W. Kellogg

Moye White LLP

16 Market Square, 6th Fl

1400 16th Street

Denver, CO 80202

(303) 292-7935

PINNACLE GAS RESOURCES, INC.

1 East Alger Street

Sheridan, Wyoming 82801

December 4, 2009

VIA EDGAR

Securities and Exchange Commission

Division of Corporate Finance

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Pinnacle Gas Resources, Inc.’s Application For Withdrawal on Form RW pursuant to Rule 477 of the Securities Act of 1933, as amended, Registration Statement on Form S-1 (File No. 333-133983)

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Pinnacle Gas Resources, Inc. (the “Company”) hereby respectfully requests the withdrawal, effective as of the date hereof or at the earliest practicable date hereafter, of its Registration Statement on Form S-1 (File No. 333-133983), together with all exhibits thereto, initially filed on May 10, 2006, as subsequently amended (collectively, the “Registration Statement”).

The Company hereby confirms that no securities have been or will be sold pursuant to the Registration Statement and such Registration Statement was not declared effective.

The Company requests that, in accordance with Rule 457(p) under the Securities Act, all fees paid to the Commission in connection with the filing of the Registration Statement be credited for future use.

Sincerely,

Pinnacle Gas Resources, Inc.

By:	/s/ Peter G. Schoonmaker
Peter G. Schoonmaker
President and Chief Executive Officer